NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788
STRATUS PROPERTIES INC. ANNOUNCES AGREEMENT TO SELL
BLOCK 21 FOR $260 MILLION TO RYMAN HOSPITALITY PROPERTIES, INC.
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AUSTIN, TX, October 26, 2021 - Stratus Properties Inc. (NASDAQ: STRS) (“Stratus” or the “Company”) announced today that it has agreed to sell Block 21, a mixed-use entertainment, lodging, office and retail complex located in downtown Austin, Texas, to Ryman Hospitality Properties, Inc. (“Ryman”) for $260 million.

Stratus previously announced an agreement to sell Block 21 to Ryman for $275 million in December 2019, which was terminated in May 2020 by Ryman due to the intervening COVID-19 pandemic. As a result of the termination, Ryman forfeited $15 million of earnest money to Stratus.

Block 21 is Stratus’ wholly owned mixed-use real estate development and entertainment business comprising the 251-room W Austin Hotel and Austin City Limits Live at the Moody Theater, a 2,750-seat entertainment venue that serves as the location for the filming of Austin City Limits, the longest running music series in American television history. Block 21 also includes Class A office space, retail space, and the 3TEN ACL Live entertainment venue and business, which has a capacity of approximately 350 people. Stratus completed the development of Block 21 in 2010.

             William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, said, “I am proud of the Stratus team for continuing to position this iconic property for success from early development plans through permitting, construction, leasing and management. I am also grateful for the community’s, our partners’, and our patrons’ continuous support, particularly during the pandemic. We were pleased to reach an agreement with Ryman in 2019 and again this year. We remain confident that their experience with entertainment and hospitality properties makes Ryman the right partner for Austin and Block 21.”

Block 21

Mr. Armstrong continued, “The Block 21 team’s knowledge of the Austin market has yielded significant value for shareholders over the years, and this transaction is no exception. This sale will provide Stratus with significant financial flexibility to drive additional shareholder returns. The Board will carefully consider several compelling opportunities for use of the proceeds, including reinvesting in our robust project pipeline, further deleveraging, and returning cash to shareholders. I am confident that Block 21 will continue to thrive as an Austin icon within the Ryman portfolio.”

Colin Reed, Chairman and Chief Executive Officer of Ryman Hospitality Properties, said, “We look forward to building on Block 21’s remarkable legacy and joining this incredible community of employees, customers, tenants and guests. We have a track record of investing in our portfolio of entertainment, hospitality and media assets and are thrilled to be a part of the high-growth Austin market.”

The transaction is targeted to close near year end, subject to the timely satisfaction or waiver of various closing conditions, including the consent of the loan servicer to the purchaser’s assumption of the existing mortgage loan, the consent of the hotel operator, an affiliate of Marriott, to the purchaser’s assumption of the hotel operating agreement, the absence of a material adverse effect, and other customary closing conditions.

The Block 21 purchase agreement will terminate if all closing conditions are not satisfied or waived by the parties. Ryman will deposit $5 million in earnest money to secure its performance under the agreements governing the sale.

Material highlights of the agreement will be included in a Form 8-K filed with the Securities and Exchange Commission today.

About Stratus Properties Inc.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, and sale of commercial, and multi-family and single-family residential real estate properties, real estate leasing, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast-growing markets in Texas.

Forward-Looking Statements

This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, including statements regarding whether and when the sale of Block 21 will be completed. The words “anticipates,” “may,” “can,” “could,” “plans,” “believes,” “potential,” “possible,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the occurrence of any event, change or other circumstance that could delay the closing of the sale of Block 21 or result in the termination of the agreements to sell Block 21, Stratus’ ability to continue to effectively develop and execute its strategies, including its ability to develop, finance, construct and sell properties on its anticipated schedule and at prices its Board considers acceptable, changes in the demand for real estate in select markets in Texas where Stratus operates, changes in economic, market and business conditions, the results of Stratus’ Board’s evaluation of a potential conversion of Stratus to a REIT, the uncertain and ongoing impact of the COVID-19 pandemic, and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.
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A copy of this release is available on Stratus’ website, stratusproperties.com.
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